As filed with the Securities and Exchange Commission on June 29, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

STRATEGIC HOTELS & RESORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	33-1082757
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 West Madison Street, Suite 1700

Chicago, Illinois 60606

(Address of Principal Executive Offices, Including Zip Code)

STRATEGIC HOTELS & RESORTS, INC. SECOND AMENDED AND RESTATED 2004 INCENTIVE PLAN

STRATEGIC HOTELS & RESORTS, INC. VALUE CREATION PLAN NORMAL UNIT DISTRIBUTIONS

DEFERRAL ELECTION AND DEFERRAL PROGRAM

(Full Title of the Plans)

Paula C. Maggio

Senior Vice President,

Secretary and General Counsel

Strategic Hotels & Resorts, Inc.

200 West Madison Street, Suite 1700

Chicago, Illinois 60606-3415

(312) 658-5000

(Name, Address and Telephone Number, including area code, of Agent for Service)

Copy to:

Phillip Gordon

Perkins Coie LLP

131 South Dearborn Street, Suite 1700

Chicago, Illinois 60603-5559

(312) 324-8600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share, under the Strategic Hotels & Resorts, Inc. Second Amended and Restated 2004 Incentive Plan	5,500,000	$6.58	$36,190,000	$4,202
Common Stock, par value $0.01 per share, under the Strategic Hotels & Resorts, Inc. Value Creation Plan Normal Unit Distributions Deferral Election and Deferral Program	1,856,169	$6.58	$12,213,592	$1,418
Total	7,356,169	$6.58	$48,403,592	$5,620

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plans as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (“Securities Act”) solely for the purpose of calculating the registration fee based upon the average of the high and low reported sale prices of the Registrant’s common stock on The New York Stock Exchange on June 27, 2011.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 24, 2011;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed on May 5, 2011;

(c)	the Registrant’s Current Reports on Form 8-K and Form 8-K/A filed on March 16, 2011, April 11, 2011, May 24, 2011, May 25, 2011 (other than the information in Item 7.01 and Exhibit 99.1 thereto), June 10, 2011 (other than the information in Item 7.01 and Exhibit 99.1 thereto), June 14, 2011, June 20, 2011 and June 27, 2011; and

(d)	The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A, filed on June 21, 2004, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports. Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of our current reports on Form 8-K, including the related exhibits, is not incorporated by reference in this registration statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and which is material to the cause of action. The Registrant’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Registrant’s charter authorizes the Registrant, to the maximum extent permitted by Maryland law, to obligate the Registrant to indemnify any present or former director or officer or any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Registrant’s bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Registrant to indemnify and advance expenses to any individual who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of the Registrant or a predecessor of the Registrant.

Maryland law requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Registrant also has insurance on behalf of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Registrant, whether or not Registrant is required or has the power to indemnify them against the same liability.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

Exhibit No.	Description

4.1	Strategic Hotels & Resorts, Inc. Second Amended and Restated 2004 Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on May 24, 2011)

4.2	Strategic Hotels & Resorts, Inc. Value Creation Plan Normal Unit Distributions Deferral Election and Deferral Program

4.3	Strategic Hotels & Resorts, Inc. Value Creation Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Commission on August 28, 2009)

4.4	Strategic Hotels & Resorts, Inc. Unit Agreement Under Strategic Hotels & Resorts, Inc. Value Creation Plan (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the Commission on August 28, 2009)

4.5	Form of Amendment One to Strategic Hotels & Resorts, Inc. Value Creation Plan and Strategic Hotels & Resorts, Inc. Unit Agreement Under Strategic Hotels & Resorts, Inc. Value Creation Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on May 25, 2011)

5.1	Opinion of Venable LLP regarding legality of the common stock being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Venable LLP (included in opinion filed as Exhibit 5.1)

24	Power of Attorney (see signature page)

Item 9. UNDERTAKINGS

A.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 29 day of June, 2011.

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Laurence S. Geller
Name:	Laurence S. Geller
Title:	Director, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Laurence S. Geller, Diane M. Morefield, Stephen Briggs and Paula C. Maggio as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or director of Strategic Hotels & Resorts, Inc., and to file any amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Raymond L. Gellein, Jr.	Chairman of the Board of Directors	June 29, 2011
Raymond L. Gellein, Jr.

/s/ Laurence S. Geller	Director, President and Chief Executive Officer (Principal Executive Officer)	June 29, 2011
Laurence S. Geller

/s/ Diane M. Morefield	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 29, 2011
Diane M. Morefield

/s/ Stephen Briggs	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	June 29, 2011
Stephen Briggs

/s/ Kenneth Fisher	Director	June 29, 2011
Kenneth Fisher

/s/ Richard D. Kincaid	Director	June 29, 2011
Richard D. Kincaid

/s/ William A. Prezant	Director	June 29, 2011
William A. Prezant

/s/ James A. Jeffs	Director	June 29, 2011
James A. Jeffs

/s/ Eugene F. Reilly	Director	June 29, 2011
Eugene F. Reilly

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Strategic Hotels & Resorts, Inc. Second Amended and Restated 2004 Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on May 24, 2011)

4.2	Strategic Hotels & Resorts, Inc. Value Creation Plan Normal Unit Distributions Deferral Election and Deferral Program

4.3	Strategic Hotels & Resorts, Inc. Value Creation Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Commission on August 28, 2009)

4.4	Strategic Hotels & Resorts, Inc. Unit Agreement Under Strategic Hotels & Resorts, Inc. Value Creation Plan (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the Commission on August 28, 2009)

4.5	Form of Amendment One to Strategic Hotels & Resorts, Inc. Value Creation Plan and Strategic Hotels & Resorts, Inc. Unit Agreement Under Strategic Hotels & Resorts, Inc. Value Creation Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on May 25, 2011)

5.1	Opinion of Venable LLP regarding legality of the common stock being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Venable LLP (included in opinion filed as Exhibit 5.1)

24	Power of Attorney (see signature page)